Exhibit 10.9

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement entered into on November 29, 2010 is by and between Genesis Group Holdings, Inc., a Delaware corporation (the "Company") and Billy Caudill (the "Executive").

WHEREAS, on January 16, 2010 the Company and the Executive entered into that certain Executive Employment Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by such reference (the "Employment Agreement").

WHEREAS, Paragraph 6(b) of the Employment Agreement erroneously contained a provision whereby the Executive was entitled to receive 25,000,000 shares of the Company’s common stock as an incentive to the execution of the Employment Agreement (the “Incentive Shares”), which such shares have never been issued by the Company to the Executive.

WHEREAS, the parties are desirous of correcting this ministerial error in the drafting of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Recitals.  The foregoing recitals are true and correct.

2.           Correction of Paragraph 6(b).  The Employment Agreement is hereby amended effective January 16, 2010 to delete Paragraph 6(b) in its entirety and replace it with the following:

(b)           Equity Incentives.  To the extent the Company adopts and maintains a share incentive plan, the Executive will be eligible to participate in such plan pursuant to the terms thereof as determined by the Company.  If in the first year of employment the Company books more than $20,000,000.00 in contracts and new company acquisitions, the Executive shall receive 25,000,000 shares of the Company’s common stock.

The Executive represents and warrants to the Company that the inclusion of the Incentive Shares in such paragraph in the Employment Agreement was a ministerial error in the drafting of the agreement and that he was never entitled under the terms of his employment with the Company or otherwise to the Incentive Shares.

3.           No Additional Changes.  Except for the correction to Paragraph 6(b) as set forth herein, all other terms and condition of the Employment Agreement remain in full force and effect.

4.           Amendment or Assignment.  No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge, or change is sought.

5.           Construction and Enforcement.  This Agreement shall be construed in accordance with the laws of the State of Florida, without and application of the principles of conflicts of laws

6.           Binding Nature, No Third Party Beneficiary. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns, and is made solely and specifically for their benefit.  No other person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

7.           Counterparts.  This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures.  All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENESIS GROUP HOLDINGS, INC. By: /s/ Gideon Taylor Gideon Taylor, Chief Executive Officer /s/ Billy Caudill Billy Caudill

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